As filed with the Securities and Exchange Commission on January 12, 2024

Registration No. 333-256586

Registration No. 333-227536

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-256586

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-227536

Under

The Securities Act of 1933

FARFETCH LIMITED

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

The Bower 211 Old Street London EC1V 9NR United Kingdom	Not Applicable
(Address of Principal Executive Offices)	(Zip Code)

FARFETCH.COM LIMITED SHARE OPTION SCHEME

ADDITIONAL INDIVIDUAL OPTION SCHEMES

FARFETCH.COM LIMITED 2015 LONG-TERM INCENTIVE PLAN

2018 FARFETCH EMPLOYEE EQUITY PLAN

(Full title of the plans)

CT Corporation System

111 Eighth Avenue

New York, NY 10011

(Name and address of agent for service)

(212) 894-8940

(Telephone number, including area code, of agent for service)

Copies to:

Bradd L. Williamson, Esq.

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

(212) 906-1200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) of Farfetch Limited (the “Company” or “Farfetch”) relate to the Company’s following Registration Statements on Form S-8 (the “Registration Statements”) filed with the Securities and Exchange Commission (“SEC”) and are being filed to deregister all securities that were registered for issuance under the Registration Statements and that remain unsold thereunder:

•	Registration Statement on Form S-8 (File No. 333-227536) filed September 26, 2018.

•	Registration Statement on Form S-8 (File No. 333-256586) filed May 28, 2021.

As previously reported, on December 18, 2023, Farfetch Holdings plc (“FF PLC”), a public limited company organized under the laws of England and Wales and a wholly owned direct subsidiary of Farfetch, informed Farfetch’s board of directors (the “Board”) that it had entered into (i) a committed first lien delayed draw term loan facility in an aggregate principal amount of $500 million (the “Bridge Loan Facility”) with certain direct and/or indirect subsidiaries of FF PLC, as borrowers and/or guarantors and Athena Topco LP, a Delaware limited partnership (“Athena Topco”), an entity owned by Coupang, Inc., and funds managed and/or advised by Greenoaks Capital Partners LLC, as lender and (ii) a transaction support agreement (the “Support Agreement”) with, among other parties, Farfetch, Athena Topco and an ad hoc group of lenders holding in excess of 80% of the outstanding term loans under the existing credit agreement of FF PLC and certain of its direct and/or indirect subsidiaries, dated October 20, 2022, as amended on April 7, 2023, and as further amended on August 11, 2023. The Support Agreement outlines a marketing process for all of the assets of FF PLC and, in the absence of a transaction resulting from this marketing process, Athena Topco is expected to buy FF PLC’s assets through an English-law pre-pack administration process (the “Sale”). Upon consummation of the Sale, Farfetch expects that holders of its Class A and B ordinary shares and its convertible notes will not recover any of their outstanding investments in Farfetch, and Farfetch expects to be liquidated.

As a result of the foregoing, on December 20, 2023, the NYSE filed a Form 25-NSE with the SEC to remove the Company’s Class A ordinary shares from listing and registration on the New York Stock Exchange (“NYSE”), which delisting from NYSE became effective on January 2, 2024. The Company has decided to terminate all offers and sales of its Class A ordinary shares registered for issuance under the Registration Statements that remain unsold thereunder. Accordingly, the Company is filing these Post-Effective Amendments to terminate the effectiveness of the Registration Statements and, in accordance with the undertakings made by the Company in the Registration Statements, to remove from registration any and all of the Class A ordinary shares that remain unsold thereunder as of the date hereof.

As no securities are being registered herein, the sole purpose of this filing being to terminate and deregister, the disclosure requirements for exhibits under Item 601 of Regulation S-K are inapplicable to this filing.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing these Post-Effective Amendments to the Registration Statements on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in London, England on January 12, 2024.

Farfetch Limited

By:	/s/ José Neves
Name:	José Neves
Title:	Chief Executive Officer

No other person is required to sign this Post-Effective Amendments to the Registration Statements in reliance on Rule 478 under the Securities Act of 1933, as amended.

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Farfetch Limited, has signed this Post-Effective Amendments to the Registration Statements in the City of Los Angeles, State of California, on January 12, 2024.

By:	/s/ Su Ahn
Name:	Su Ahn
Title:	Executive Vice President